Exhibit 16.1

ANTHONY KAM & ASSOCIATES LIMITED

February 12, 2016

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated February 12, 2016 of Sino Agro Food, Inc. and are in agreement with the statements contained in first sentence of the first paragraph with regards to the resignation of Anthony Kam & Associates Limited as well as the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

/s/ Anthony Kam & Associates Limited Anthony Kam & Associates Limited

Honk Kong